Exhibit 10.31

LEASE

THIS INDENTURE OF LEASE made the 18th day of January, 2017, by and between Ryan Development LLC, a Massachusetts limited liability company with a principal place of business at 4 Lan Drive, Westford, Massachusetts 01886 (hereinafter referred to as “Landlord”), of the one part; Cynosure, Inc. a Delaware corporation having a principal place of business at 5 Carlisle Road, Westford, MA 01886 (hereinafter referred to as “Tenant”), of the other part;

WITNESSETH

ARTICLE I

1.0 Premises

Section 1.1 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, a portion of the building (the “Building”) and the right to utilize (in common with other tenants) associated parking known as 4 Lyberty Way, Westford, Massachusetts (the “Property”). The Leased Premises, as defined herein, shall consist of single story, approximately 19,490 gross square feet of floor area, more or less, as shown and outlined on the plan attached hereto as Exhibit A (the “Leased Premises”). All dimensions to be confirmed upon completion of a final plan. Tenant shall have the express exclusive right to use the loading docks connected to the Leased Premises. Landlord acknowledges that some minor modifications may be required to the parking lot striping on the Property in order to ensure adequate access to the loading docks (including the potential removal of one or two parking spaces to be mutually agreed upon on site). Landlord agrees to make such necessary and reasonable modifications to ensure that Tenant shall have adequate access to the loading docks at the Leased Premises, which modifications shall be mutually agreed upon within thirty (30) days of Lease execution.

As used in this Lease, the term “Tenant’s Proportionate Share” shall mean 50.23% which is determined by dividing the rentable area of the Leased Premises (19,490 RSF) by the total rentable area of the Building (38,798 RSF).

Section 1.2 Landlord hereby certifies to Tenant that the Leased Premises shall be delivered to Tenant free and clear of all Hazardous Materials and in compliance with all Environmental Laws with all building systems in good working order and in compliance with all ADA regulations.

ARTICLE II

2.0 Term of Lease

Section 2.1 The term of this Lease (the “Term”) shall be for the period of seven (7) years, three (3) months from the Commencement Date, which date shall be defined in section 2.2 below.

Section 2.2 The Term of this Lease shall commence on April 1, 2017 (“Commencement Date”).

Section 2.3 Tenant and Landlord shall have mutual access to the Premises from the effective date of this Lease through April 1, 2017 to complete their respective work obligations as described in Exhibit C- Part L, attached hereto and made a part of. Tenant shall also have the right during this period to access the space for purposes of installing telephone and communication systems, security equipment, related cabling, moving furniture and other personal property. All Tenant Improvement, as defined in Exhibit C – Part L, work shall be directly coordinated with the Landlord and Landlord’s schedule. All early access by Tenant, Tenant’s agents, employees, representatives, contractors, subcontractors and other invitees shall be at Tenant’s sole risk and expense. All Tenant’s agents, employees, representatives, contractors, subcontractors and other invitees/licensees shall maintain insurance according to Landlord’s specification and proof of said insurance shall be provided prior to work commencement by Tenant and/or Tenant’s agents, employees, representatives, contractors, subcontractors and other invitees/licensees.

ARTICLE III

3.0 Rent and Additional Rent

Section 3.1. Tenant covenants and agrees to pay Landlord the Rent specified in Schedule R in advance on the first day of each month of the Term. If the Term commences on a day other than the first day of the month or ends on a day other than the last day of the month, Tenant shall pay Rent for the fractional month within the Term on a per diem basis (calculated on the basis of a thirty (30) day month), in addition to the Rent provided for said Lease Year. As used herein a “Lease Year” is herein defined to mean a period of twelve (12) consecutive full calendar months beginning with the Commencement Date; provided, however the first and last Lease Years during the Term hereof shall each consist of twelve consecutive calendar months plus any applicable beginning or ending partial month.

Section 3.2. Beginning with the Commencement Date and ending with the expiration of the Term, Tenant shall pay to Landlord, as additional rent (“Additional Rent”), Tenant’s Proportionate Share of the total real estate taxes and assessments (“Real Estate Taxes”) which are levied and assessed on the land and improvements at the Leased Premises plus such other items as identified as Additional Rent in the Lease. Any successful contest of the Real Estate Taxes will result in a proportionate refund to the Tenant of the applicable payment. Upon receipt of all tax, assessment and expense bills attributable to any fdiscal period, Landlord shall furnish Tenant with a written statement of the actual amount due from Tenant. If the Additional Rent paid by Tenant under this Section for any fiscal period shall be less than the actual amount due from Tenant for such fiscal period as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within fourteen (14) days after demand therefor by Landlord; and if the Additional Rent paid by Tenant hereunder for any fiscal period shall exceed such actual amount due from Tenant for such fiscal period, such excess shall be credited against the payments hereunder next due, or if no payments are next due, refunded to Tenant. All amounts of Additional Rent payable pursuant to this Section shall be payable in the manner and at the place provided for in Section 3.5 hereof.

Section 3.3 Landlord shall, during the Term, keep in full force and effect commercial general liability, special form (all risk) hazard coverage, rent loss and flood (to the extent flood insurance is required and available at a cost acceptable to Landlord) insurance covering the Leased Premises (excluding the Tenant property required to be insured by Tenant pursuant to Article X below), with coverage and in such amounts as Landlord and/or Landlord’s mortgage lender deem advisable. The premiums charged Landlord for such insurance shall be included as a payment towards Additional Rent. Upon receipt of all insurance premium bills attributable to any fiscal period, Landlord shall furnish Tenant with a written statement of the actual amount due from Tenant.

Section 3.4 Tenant shall pay and discharge when the same shall become due, as Additional Rent all amounts, liabilities and obligations which Tenant has assumed or agreed to pay or discharge pursuant to this Lease including without limitation those enumerated in this Article 3 and elsewhere in this Lease, together with every fine, penalty, interest and cost which may be added for non-payment thereof. The term “Base Rent” as used in this Lease shall mean the base rent as defined in Schedule R attached hereto. The term “Rent” as used in this Lease, shall mean and include all Base Rent, Additional Rent and other amount payable hereunder.

Section 3.5. All payments of Rent, including Base Rent and Additional Rent, shall be made payable to Landlord or to such person or entity as Landlord shall designate in writing and shall be sent to Landlord at Landlord’s office, or at such place as Landlord shall from time to time designate in writing. In the event the Tenant fails to make any such payment within ten (10) business days after the same becomes due, then in addition to all rights, powers and remedies provided herein, by law or otherwise in the case of non-payment of Rent, Landlord shall be entitled to recover from Tenant a late fee of $100.00, as Additional Rent. Tenant shall also pay to Landlord on demand, interest at the rate of the Wall Street Journal Prime rate plus three (3) percent per annum (or the highest rate permitted by applicable law, whichever is lower) on all overdue Base Rent and on overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, in each case from the due date thereof until paid in full.

Section 3.6. Except as otherwise set forth in this Lease, this is a triple net lease and the Base Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice, demand, setoff, counterclaim, deduction or defense and, except as otherwise expressly provided herein or agreed upon by the parties in writing, without abatement or suspension.

ARTICLE IV

4.0 Security and Utilities

Section 4.1 Security for Lease. Not applicable.

Section 4.2 Utilities/Electric Service Disruption. The Tenant shall be solely responsible for paying when due all charges for heat, water, waste water, gas, electricity, cable, and any other public or private utility services used or consumed in the Leased Premises, beginning with the Commencement Date and ending with the expiration of the Term. In the event that separate bills are not obtainable for any such expense, Tenant shall pay Landlord the Tenant’s Proportionate Share of such charges and expenses, subject to adjustment based on any extraordinary use or consumption of any utility by Tenant on the Leased Premises, within fifteen (15) days after billing therefor.

For the purposes of this Section 4.2, reasonable heat to Common Areas and Leased Premises shall be defined as a minimum of 66 degrees Fahrenheit during Business Hours, as defined below, for the months from November through April, and reasonable cooling of Common Areas and Leased Premises shall be defined as approximately 72 degrees Fahrenheit during Business Hours for the months from June through August. The Building’s “Business Hours” are as determined by Landlord from time to time, but at a minimum, the Building’s Business Hours shall be no less than Monday through Friday between the hours of 7:00 a.m. and 6:00 p.m. and 7:00 am to 1:00 pm on Saturday, excluding local, state and federal legal holidays. Heat and cooling provided outside of the Building’s Business Hours and outside the temperature parameters provided above may be considered extrodinary use by the Landlord.

ARTICLE V

5.0 Construction Work

Section 5.1 Tenant desires the improvements detailed in Exhibit C - Part L (“Landlord’s Construction Work”) attached hereto to be constructed and made a part hereof. It is understood and agreed that Landlord, its contractors, and engineers, shall obtain at its expense, all permits and additional construction plans/ documents, necessary to complete the aforesaid improvements and shall complete the same in a good and workmanlike manner. At the end of the Term, all of said improvements and fixtures shall be considered part of the Leased Premises and shall not be removed therefrom.

Other than Landlord’s Construction Work, all other Tenant Improvements shall be completed by Tenant in a good and workmanlike manner, at Tenant’s sole cost and expense (“Tenant’s Construction Work”). Notwithstanding anything contained herein to the contrary, Landlord shall pay Tenant the sum of $350,000.00 as partial reimbursement to Tenant for the cost of Tenant’s Construction Work, with such amount to be paid as construction progresses provided that Landlord shall have thirty (30) days to pay each progress payment from the date that invoices and appropriate partial lien waivers (to Landlord’s reasonable satisfaction) are provided to Landlord. Final lien waivers reasonably satisfactory to Landlord shall be delivered to Landlord upon completion of Tenant’s Construction Work. In the event Tenant’s Construction Work does not exhaust all of the $350,000.00 partial reimbursement provided by Landlord, Landlord shall apply any remaining balance to Tenant’s Rent equally distributed and applied to the first 12 months of the Lease term.

Tenant has an obligation to maintain the Leased Premises in good condition, usual wear and tear and the obligations of Landlord set forth in Section 9.1 hereof excepted therefrom.

ARTICLE VI

6.0 Common Areas; Maintenance; Costs

Section 6.1 The “Common Areas” shall be the parking area, driveways, walks, landscaped areas, service areas and other similar areas, which enable Tenant to obtain full use and enjoyment of the Leased Premises for all customary purposes from time to time designated as such by Landlord. Landlord agrees to provide parking of automobiles in common with use by other tenants of the Building. Tenant shall have access to approximately forty-five (45) non-exclusive spaces, which shall include access to the on street parking on Lyberty Way. Landlord agrees it will cause said parking facilities to be maintained in reasonably good repair and clean conditions and reasonably clear of snow and ice (the cost of which shall be billed as a Common Area Maintenance Cost as further provided in this Article VI), unless prevented from doing so by the causes or events set forth in Section 16.3 hereof. Tenant agrees that Landlord has the right to make non-material changes to the Common Area at any time, and from time to time, in order to redesign or reconstruct said Common Area. Non-material changes are defined as changes that do not interrupt reasonable access to the Leased Premises, decrease the number of parking spaces accessible to the Building by more than 5% or materially alter, or impair access to, the loading dock. Material changes, including a decrease in parking accessible to the Building by more than 5% or additional building space/additional buildings thereon, are subject to Tenant’s written approval, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.2 For the purpose of this Section and excepting out work provided for in Exhibit C, “Common Area Maintenance Cost” shall include all costs and expenses of every kind and nature as may be paid or incurred by Landlord in operating, policing, protecting, insuring, managing, equipping, lighting, repairing, altering, replacing and maintaining the Leased Premises, its facilities determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”) including, but not limited to, the cost and expense of: (i) operating, maintaining, repairing, replacing, lighting, cleaning, sweeping, painting and resurfacing of the facilities, including, without limitation: parking lots, curbs, gutters, awnings, roofs, exterior walls, sidewalks, paving, lighting facilities, sound facilities, storm and sanitary drainage systems, utility conduits, utility systems, utility ducts and similar items, fire protection systems, sprinkler systems, sprinkler and security alarm systems, signs, retaining walls, rain gutters and downspouts, fences, canopies, steps, and ramps, (except to the extent casualty loss replacements are reimbursed by insurance); (ii) gardening; landscaping; maintenance and replacements of grass, trees and shrubbery; (iii) all premiums for all liability, umbrella liability, and casualty insurance policies maintained by Landlord in connection with the Leased Premises, including, without limitation: liability for bodily injury, death and property damage; (iv) utility charges and other costs of lighting the parking areas and other like facilities; (v) the cost of operating, maintaining, inspecting and replacing any private utility systems serving the Leased Premises, excluding any capital improvements to the sewer system; (vi) vehicle area line painting; (vii) removal of snow and ice; (viii) collection and removal of trash from any dumpster area provided by Landlord for the use of Tenant; (ix) equipment machinery and supplies used in the operation and maintenance of signs, fixtures and furnishings (including the cost of inspection, maintenance, repair and, at Landlord’s option, depreciation thereof, which depreciation shall be calculated on a straight-line basis and on useful lives based upon the Internal Revenue Service guidelines from time to time extant); (x) governmental licenses, permits and fee; and (xi) any management fees paid by Landlord for the management of the Leased Premises, not to exceed 5% of Net Rent. It is understood that Tenant, at its expense,Landlord shall provide to Tenant the Common Area Maintenance Cost calculations on an annual basis.

Notwithstanding anything to the contrary contained in this Lease, expenses excluded from Common Area Maintenance Cost:

(i) depreciation and amortization;

(ii) expenses incurred by Landlord to prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing tenant or prospective tenant of the Building;

(iii) expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other insurable casualty or condemnation;

(iv) expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Building;

(v) Intentionally Omitted;

(vi) interest, principal, points and fees, amortization or other costs associated with any debt and rent payable under any lease to which this Lease is subject and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto;

(vii) cost of alterations, capital improvements, equipment replacement and other items which under GAAP, are properly classified as capital expenditures unless such costs reduce Common Area Maintenance Cost and are amortized over the useful life (determined in accordance with applicable Internal Revenue Service regulations) of the alteration, capital improvement, equipment replacement of other item and provided that the annual amortization amount does not exceed the reduction in Common Area Maintenance Cost;

(viii) expenses for the replacement of any item covered under warranty;

(ix) cost to correct any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation and any interest or penalties due for late payment by Landlord of any of the Common Area Maintenance Cost;

(x) costs of repair necessitated by Landlord’s negligence or willful misconduct, or of correcting any latent defects or original design defects in the Building construction, materials or equipment;

(xi) expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord and expenses incurred by Landlord to the extent the same are reimbursable or reimbursed from any other tenants, occupants of the property, or third parties;

(xii) expenses for any item or service not provided to Tenant but exclusively to certain other tenants in the Property;

(xiii) salaries of (A) employees above the grade of building superintendent or building manager, and (B) employees whose time is not spent directly and solely in the operation of the Building;

(xiv) Landlord’s general corporate overhead and administrative expenses, including, but not limited to, the rental value of Landlord’s on-site property management office;

(xv) business interruption insurance or rental value insurance;

(xvi) reserves (except as expressly provided in Section 6.2(ii);

(xvii) fees paid to affiliates of Landlord to the extent that such fees exceed the customary amount charged for the service provided;

(xviii) other items not customarily included as operating expenses for similar buildings;

(xix) Landlord’s interest and principal payments on mortgages on the Building; and

(xx) income or corporate excise taxes assess against the Landlord.

Section 6.3 Landlord shall provide Tenant with a written estimate of the Common Area Maintenance Cost for each fiscal period. Tenant shall pay this estimated Common Area Maintenance Cost in equal installments monthly or less frequently as directed by Landlord as part of Additional Rent. The failure of Tenant to pay any portion of the estimated Common Area Maintenance Cost on or before the tenth (10th) day after the same becomes due shall constitute a material default under this Lease and shall be treated for all purposes as a default in the payment of Rent. At the end of each fiscal period, or as soon thereafter as practicable, Landlord shall provide Tenant with a written statement setting forth the actual Common Area Maintenance Cost for the preceding fiscal period. If said actual Common Area Maintenance Cost exceeds the estimated cost, Tenant shall pay the difference to Landlord within fifteen (15) business days of Tenant’s receipt of said written statement. If the estimated Common Area Maintenance Cost exceeds the actual cost, Tenant shall be credited the difference toward the next due Common Area Maintenance Cost payment. Tenant will have the right to audit Common Area Maintenance Costs each fiscal period if requested. Tenant will also have the right to dispute the inclusion and amounts of any item or items in any statement for the immediately preceding fiscal period or with respect to the first statement for the base year.

ARTICLE VII

7.0 UTILITIES

Section 7.1 Tenant shall pay for all of its requirements for utilities, including, but not limited to, heating, gas, air conditioning, water, electricity, waste water charges and the like. Tenant agrees it will maintain sufficient heat in the Leased Premises to prevent the pipes therein from freezing, except where Tenant shall be unable to do so due to accidental malfunctions of the heating unit servicing the Leased Premises.

ARTICLE VIII

8.0 Use of Premises and Assignment

Section 8.1 It is understood, and Tenant so agrees, that the Leased Premises, during the term hereof, shall be used for the following purposes: Office, warehouse/storage, and/or R&D/assembly/light manufacturing.

Section 8.2 Tenant further agrees to conform to the following provisions during the term of this Lease:

(a) No auction, fire, bankruptcy or going out of business or similar sales may be conducted or be advertised as being conducted within the Leased Premises without the written consent of the Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

(b) Tenant shall not use the sidewalks adjacent to the Leased Premises for business purposes without the previous written consent of Landlord;

(c) Tenant is only responsible for repairs to capital equipment occasioned by Tenant’s abuse or misuse of the same but Tenant agrees to maintain in good condition, usual wear and tear and the obligations of Landlord set forth in Section 9.1 hereof excepted therefrom.

(d) Tenant shall not place on the exterior of the Leased Premises any signs or any other symbol, advertisement, light or other object or thing visible to public view outside the Leased Premises without the prior written consent of Landlord which consent Landlord agrees not to unreasonably withhold or delay. Tenant elects and Landlord consents to installation of building signage, and Tenant shall be solely responsible for obtaining any and all permits and approvals for the same (at Tenant’s sole cost and expense), shall comply with all applicable local bylaws, rules and regulations and, at the end of the Term, shall be responsible for removing all building signage at Tenant’s sole cost and expense and repairing any damage to the Building associated with said building signage. Tenant shall be responsible for ensuring that any signs, symbols, advertisement, lighting or other objects described herein are in full compliance with federal, state and local statutes, bylaws, rules and/or regulations. Landlord agrees that subject to the provisions of the zoning code and other local laws, Tenant shall have the right, at Tenant’s sole cost and expense and subject to Landlord’s consent, to install suite entry signage and Tenant shall be permitted to install a panel with Tenant’s name on the exterior monument sign (to be approved and constructed by Landlord) at Tenants cost and expense.

(e) All garbage and refuse shall be kept in the kind of container specified by Landlord, and shall be placed outside of the Leased Premises prepared for collection, in the manner and at the times and places specified by Landlord. If Landlord shall provide or designate a service for picking up refuse and garbage, Tenant shall use same at Tenant’s cost. Tenant shall pay the cost of removal of any of Tenant’s refuse or rubbish or grease.

(f) The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant, who shall, or whose employees, agents or invitees shall have caused it;

(g) Nothing shall be done upon or about the Leased Premises which shall be unlawful, improper, or contrary to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction, or which may adversely affect the quality or tone of the Leased Premises and Tenant will promptly comply with any such law, ordinance, regulation or requirement;

(h) Tenant shall have 24 hours access to Leased Premises and the Common Areas, including parking area, 365 days per year. Tenant shall have the right to install its own security system at the Leased Premises.

Section 8.3 Except as hereinafter expressly provided in herein, Tenant will not assign its interest in this Leaseor sublet the whole or any part of the Leased Premises to any person or business unless Tenant shall have complied with the following provisions:

Prior to Commencement Date, Tenant shall not transfer, assign, mortgage, hypothecate or encumber this Lease or any interest therein or sublet the Premises or any portion thereof (any and all such acts hereinafter collectively referred to as an “assignment”), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion, and a permitted assignment shall relieve Tenant of Tenant’s covenants and agreements hereunder. No payment will be made by Tenant of transfer or assignment to an affiliated company of the Tenant as that term is defined below.

After Commencement Date, Tenant may transfer or assign this Lease with the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The consent of Landlord to any one assignment or sublease pursuant hereto shall not be deemed to be a waiver of the provisions of this Section with respect to any subsequent assignment or sublease. If this Lease is assigned, or if the Leased Premises or any part thereof is occupied by any person other than Tenant, Landlord may collect rent from such occupant, subtenant or assignee and apply such rent towards Tenant’s obligations under this Lease. Neither Landlord’s collection of rent, nor any other acts or statements by Landlord with respect to such occupant, subtenant or assignee (except an express written consent to an occupant, subtenant or assignee), shall be construed as a waiver by Landlord of the provisions of this Section 8.3, nor an acceptance of such occupant, subtenant or assignee as Tenant. Each such permitted sublease shall expressly be made subject to the provisions of this Lease. If Tenant assigns any of its rights and interests under this Lease, the assignee under such assignment shall expressly assume in writing all of the obligations of Tenant hereunder; no such assignment shall place any additional burden on Landlord or otherwise affect any of the rights of Landlord under this Lease nor shall it affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full effect as obligations of a principal and not as obligations of a guarantor or surety to the same extent as though no assignment or subletting had been made. In the event Tenant shall assign this Lease or sublease the Premises for rent or other consideration in excess of the rent payable hereunder, Landlord shall receive 50% of all such excess rent or other consideration as Additional Rent hereunder after all reasonable transaction costs are deducted. The assignee or sublessee shall be required to make all payments due to Landlord. Tenant shall, concurrently with the execution and delivery of any such permitted assignment or sublease, deliver a duplicate original thereof to Landlord. A change in a majority of the beneficial or record ownership of a majority of any class of capital stock of Tenant, a transfer of partnership interests or the beneficial interest in Tenant, or a sale of all or substantially all of the merchandise on the Premises to one purchaser shall be treated as and deemed to be an assignment of this Lease governed by the provisions of this Section. All references in this Section to Tenant shall be deemed to include any parent company which owns or controls Tenant. The proposed assignee or subtenant shall use the Premises only for the Permitted Uses as set forth in this Lease and as allowed by local, state and/or federal law and for no other purposes whatsoever.

Notwithstanding the foregoing, Tenant shall have the right at all times to freely assign, sublease or otherwise permit occupancy of (collectively “Transfer”) all or any portion of the Leased Premises or the Lease (and all rights there under, including without limitation options) to (i) any entity which controls, is controlled by or is under common control with Tenant or (ii) any successor entity, whether by merger, consolidation or otherwise; or (iii) any entity that purchases all or substantially all of the Tenant’s assets (with items (i), (ii) and (iii) being referred to herein collectively as “Affiliates”) provided that in all such cases, said Affiliate shall have a net worth equal to or greater than Tenant as of the date of the Assignment/Sublet. No such Transfer to any Affiliate shall require Landlord’s approval or consent, or compliance with any other Lease requirements for Transfers generally, and Tenant shall have the right to keep all of the profit, if any, there from.

Section 8.4 No assignment otherwise permitted under the provisions of this Article shall be effective until such time as the Tenant shall, in connection with such assignment, deliver to Landlord an agreement in writing, signed by the assignee, assuming to and agreeing with Landlord to perform and observe all of the terms and conditions in this Lease contained on the part of the Tenant hereunder to be performed and observed.

ARTICLE IX

9.0 Maintenance of Leased Premises, Alteration, Repair

Section 9.1 Other than as provided below in this Section, Landlord agrees to make all necessary repairs to the Building which Landlord is required to maintain, as hereinafter set forth. The Building which Landlord is required to maintain is the foundation, structural members of the roof, exterior walls, marquees, structural columns and structural beams of the Building and Leased Premises, all capital repairs (except if the repair was necessitated by Tenant’s misuse or failure to keep in good condition) and replacements to the Building. Landlord shall not be responsible to make any other repairs or alterations of any kind upon the Leased Premises (other than as set forth in Exhibit C-L), but this Section is not intended to refer to damages by fire or other insured risk to the Leased Premises or to the events described in Section 14.1, provision for which is hereinafter made. Notwithstanding the foregoing, if any of said repairs or alterations shall be made necessary by reason of repairs, installations, alterations, additions or improvements made by Tenant or anyone claiming under Tenant, or by reason of the fault or negligence of Tenant or anyone claiming under Tenant, or by reason of a default in the performance or observance of any agreements, conditions or other provisions on the part of Tenant to be performed or observed, or by reason of any special use to which the Leased Premises may be put, Tenant shall make all such repairs or alterations as may be necessary. As used in this Lease, the expressions “roof” and “exterior walls” do not include glass, windows, doors, window sashes or frames, or door frames.

Landlord warrants and represents that all HVAC provided for the Leased Premises will be in good working order prior to Tenant’s possession of the Leased Premises. Landlord warrants and represents, to the best of Landlord’s actual knowledge, that the roof, glass, windows, doors, window sashes, frames, door frames and all mechanical systems are in good working order and free from defects.

Section 9.2 Except as specifically herein otherwise provided, Tenant agrees it will, during the term of this Lease, make all repairs and alterations to the Building Tenant is required to maintain, as hereinafter set forth, which may be necessary to maintain the same in good repair and condition or which may be required by any laws, ordinances, regulations or requirements of any public authorities having jurisdiction subject to the limitations set forth in Section 9.1 above, and it will upon the expiration or other termination of the term of this Lease remove its property and that of all persons claiming under it will yield up peaceably to Landlord the Leased Premises and all property therein other than property of Tenant or persons claiming under Tenant, broom clean and in good repair and condition subject to the limitations set forth in Section 9.1 above. Landlord agrees that it will, during the term of this Lease, obtain and keep in force, a so-called HVAC maintenance contract and Tenant shall be responsible for the cost of said contract and any routine maintenance resulting from said contract.

Tenant shall not be under any obligation to make any repairs or alterations to the foundation, roof, exterior walls, marquees or structural columns or structural beams of the Leased Premises, except to the extent provided in Section 9.1. Landlord shall be solely responsible for the costs associated with the replacement and/or capital repairs associated with the foundation, roof, exterior walls, marquees or structural columns or structural beams. Tenant specifically agrees to replace all glass damaged with glass of the same kind and quality. There is excepted from this Section, however, damage to such portions of the Leased Premises originally constructed by Landlord as is caused by those hazards which are covered by the policies of fire insurance with extended coverage endorsements carried by Landlord and described in ARTICLE XIV hereof, and the events described in Section 14.1. Tenant further agrees that the Leased Premises shall be kept in a clean, sanitary and safe condition in accordance with the laws of the Commonwealth of Massachusetts, and ordinances of the Town of Westford, and in accordance with all directions, rules and regulations of the Health Officer, Fire Marshal, building Inspector and other proper officers of the governmental agencies having jurisdiction thereover. Tenant shall not permit or commit any waste. Landlord shall maintain and operate the Property in accordance with all Laws. Notwithstanding anything in this ARTICLE IX to the contrary, Landlord shall be responsible for the payment of any funds needed to perform any alteration or improvement, or to correct or change any building system or structural element of the Building, including the Leased Premises, so as to comply with any Laws, excepting only to the extent such change or expenditure is required as a result of Tenant’s particular manner of use of the Leased Premises (as distinguished from general office use).

The foregoing notwithstanding, the Landlord hereby consents to: (i) any cosmetic alterations (such as painting, carpeting or wall papering) made from time to time by Tenant in and to the Leased Premises; (ii) any non-structural alterations made from time to time by Tenant in and to the Leased Premises which individually cost no more than Ten Thousand and 00/100 Dollars ($10,000.00) and do not materially and adversely impact the Building or the Building’s common electrical, heating, cooling or plumbing systems; and (iii) any security systems installed by Tenant in the Leased Premises.

Section 9.3 Tenant shall not make any structural repairs, alterations, improvements and/or additions to the Leased Premises, excepting out Tenant’s improvements set forth in Exhibit C, without first obtaining, in each instance, the written consent of Landlord which shall not be unreasonably withheld, conditioned, or delayed. Tenant agrees that upon receipt of consent by Landlord to the making of structural repairs, alterations or improvements, such consent to said structural repairs, alterations and/or improvements shall be up on the condition that such alterations, repairs and/or improvements shall be made in good and first-class, workmanlike manner, and the same shall be done in accordance with all laws, ordinances and regulations of all public authorities and all insurance inspection or rating bureaus having jurisdiction and that the structure of the Leased Premises will not be endangered or impaired and that Tenant will repair any and all damage caused by or resulting from any such repairs, alterations, improvements or removals. Tenant shall have the right to make non-structural repairs and alterations, provided that if the same shall consist of a substantial repair or alteration, Tenant agrees to advise Landlord prior to the commencement of work of the nature and scope of the work, the anticipated commencement date and the anticipated completion date. Tenant agrees to save Landlord harmless from, and indemnify Landlord against, any and all claims for injury, loss or damage to person or property caused by or resulting from the doing of any such work, and to this end, Tenant shall provide Landlord with certificates of public liability, workmen’s compensation and other insurance requested by Landlord covering Tenant’s activities in the Leased Premises. Tenant agrees it will procure all necessary permits before making any repairs, installations, alterations, additions, improvements or removals. Any and all alterations, additions, improvements and fixtures which may be made or installed by either Landlord or Tenant upon the Leased Premises or which in any manner are attached to the floors, walls or ceilings (including, without limitation, any linoleum, rugs or other floor covering of similar character which may be cemented or otherwise adhesively affixed to the floor expressly excluding however any racking installed by Tenant, whether bolted or unbolted, which shall not be considered a fixture for purposes of this Lease) shall remain upon the Leased Premises, and at the termination of this Lease shall be surrendered with the Leased Premises as part thereof without disturbance, molestation or injury. At the termination of this Lease, Tenant is not required to remove or restore any alterations, improvements or additions at the Leased Premises. However, the usual trade fixtures and furniture which may be installed in the Leased Premises prior to or during the term hereof at the cost of the Tenant (except such as may replace any of the same originally installed at the cost of the Landlord), may be removed by Tenant from the Leased Premises upon the termination of the term of this Lease, if, but only, if, Tenant is not then in default hereunder. Further, Tenant covenants and agrees, at its own cost and expense, to repair any and all damage to the Leased Premises resulting from or caused by such removal. Tenant’s obligations to observe or perform this covenant shall survive the expiration or termination of the term of this Lease.

ARTICLE X

10.0 Indemnity, Public Liability Insurance and Limitation of Liability

Section 10.1 Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising from any act, omission or negligence of Tenant, or Tenant’s contractors, licensees, agents, servants or employees, or arising from any accident, injury (including death), or damage whatsoever caused to any person, or to the property of any person occurring during the term hereof in the Leased Premises to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant entity to meet any standards imposed by any duty with respect to the injury or damage. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof. Nothing contained in this Section shall be construed to obligate Tenant to indemnify Landlord to the extent any such claim results from the negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors.

Landlord agrees to defend, indemnify and save Tenant harmless from and against all claims arising from (i) the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors, and (ii) any accident, injury or damage to any person or property occurring outside the Leased Premises, during the Term of this Lease to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Landlord or any Landlord entity to meet any standards imposed by any duty with respect to the injury or damage. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof. Nothing contained in this Section shall be construed to obligate Landlord to indemnify Tenant to the extent any such claim results from the negligence or willful misconduct of Tenant or Tenant’s employees, agents, or contractors.

Section 10.2 Tenant agrees to maintain in full force during the term hereof a policy of public liability and property damage insurance under which Landlord (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time) and Tenant are named as insureds, and under which the insurer agrees to indemnify and hold Landlord and those in privity of estate with Landlord harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages mentioned in Section 10.1. Each such policy shall be noncancelable with respect to Landlord and Landlords said designees without ten (10) days written notice to Landlord, and a duplicate original or certificate thereof shall be delivered to Landlord. The minimum limits of liability of such insurance shall be One Million Dollars ($1,000,000.00) for injury (or death) to any one person and Two Million Dollars ($2,000,000.00) for injury (or death) to more than one person and Five Hundred Thousand Dollars ($500,000.00) with respect to damage to property. Said insurance may be maintained under a so-called “blanket” policy of insurance covering other premises of Tenant or its affiliates and subsidiaries, provided that such “blanket” policy specifically includes the Leased Premises. Prior to Tenant taking occupancy Tenant shall deliver to Landlord a certificate of said insurance naming Landlord a named additionally insured.

Section 10.3 Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Leased Premises or any part of the Building of which the Leased Premises are a part, or otherwise, or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or its or their property, from the bursting, stopping or leaking of water, gas, sewer, or steam pipes unless caused by or arising from any actual act, neglect, fault, or omission by or of Landlord with respect to the loss or damage.

Landlord agrees that Tenant shall not be responsible or liable to Landlord, or to those claiming by, through or under Landlord, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Leased Premises or any part of the Building of which the Leased Premises are a part, or otherwise, or for any loss or damage resulting to Landlord or those claiming by, through or under Landlord, or its or their property, from the bursting, stopping or leaking of water, gas, sewer, or steam pipes unless caused by or arising from any actual act, neglect, fault, or omission by or of Tenant with respect to the loss or damage.

Section 10.4 None of the provisions of this Lease shall cause either party to be liable to the other party, or anyone claiming through or on behalf of a party, for any special, indirect or consequential damages.

ARTICLE XI

11.0 Landlord’s Access to Premises and Remedies

Section 11.1 Landlord and anyone claiming under Landlord shall have the right to enter upon the Leased Premises or any part thereof, on reasonable notice, and in case of emergency at any time(provided that Landlord agrees to use commercially reasonable efforts to provide reasonable notice when possible) , for the purpose of inspecting the same, or to make or facilitate any repairs, alterations, additions or improvements to the Leased Premises including, but without limitation, to install and maintain in, and remove from the Leased Premises pipes, wires, and other conduits (but nothing in this Section 11.1 contained shall obligate Landlord and anyone claiming under Landlord to make any repairs, alterations, additions or improvements). Landlord agrees that , except in the event of an emergency, in the exercise of Landlord’s rights of access and entry as provided in this Section, Landlord or its agents or employees entering upon the Leased Premises shall, at all times, be accompanied by an agent or officer of Tenant. Landlord shall use commercially reasonable efforts to minimize the disruption to Tenant’s business operations should Landlord enter upon the Leased Premises.

Section 11.2 For a period commencing nine (9) months prior to the termination of this Lease, Landlord may with 48 hours prior notice to the tenant have reasonable access to the Leased Premises for the purpose of exhibiting the same to prospective Tenants.

Section 11.3 If Tenant shall make any default or if Tenant shall fail to perform any obligations of Tenant contained herein under this Lease and shall fail to cure the same within fifteen (15) days after notice (unless the same is reasonably necessary in order to protect persons or property, then without notice), Landlord may, at its election, immediately or at any time thereafter, without waiving any claim for breach of agreement and without notice to Tenant, cure such default or defaults or perform such obligation for the account of Tenant and the cost to Landlord thereof shall be deemed Additional Rent and shall be added to the installment of Rent next accruing or to any subsequent installment of Rent, at the election of Landlord.

ARTICLE XII

12.0 Insurance

Section 12.1 Landlord shall keep the Building of which the Leased Premises are a part insured against loss or damage by fire, with the usual extended coverage endorsements, in amounts as shall be required by the holder of the first mortgage on the Property of which the Leased Premises is a part.

Section 12.2 Tenant agrees that it will keep its improvements, fixtures, merchandise and equipment insured against loss or damage by fire with the usual extended coverage endorsements. It is understood and agreed that Tenant assumes all risk of damage to its own property arising from any cause whatsoever, including, without limitation, loss by theft or otherwise except as otherwise set forth in this Lease. Tenant agrees that it will furnish Landlord with a certification of the amount of insurance carried by Tenant and an itemization of all improvements made by Tenant to the realty with the costs thereof.

Section 12.3 Insofar as and to the extent that the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the jurisdiction where the Leased Premises is located (even though extra premium’ may result therefrom) Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss.

Section 12.4 Landlord represents to the best of Landlord’s knowledge that Tenant’s planned use of the Leased Premises as set forth in Section 8.1 will not make void or voidable any such insurance of Landlord. Tenant covenants and agrees that it will not do or permit anything to be done or upon the Leased Premises or bring in anything or keep anything therein which may prevent the obtaining of any insurance on the Leased Premises or the Building or any property therein, including but without limitation, fire, extended coverage and public liability insurance, or which may make void or voidable any such insurance or which may create extra premiums or increase the rate of any such insurance. Tenant further agrees that in the event it shall do any of the foregoing, it will promptly pay to Landlord on demand any such increase resulting therefrom, which shall be due and payable as Additional Rent hereunder.

ARTICLE XIII

13.0 Damage Clause

(a) If the Leased Premises, including the Building, the Common Areas and parking spaces, shall be partly damaged by fire or any other cause, the damage shall be repaired and restored as expeditiously as possible by and at the expense of Landlord, and further Tenant may elect to terminate this Lease if:

(i) Landlord fails to give written notice within twenty (20) days from the date of such damage of its intention to repair and restore the Leased Premises, the Property or the Common Areas; or

(ii) Landlord fails to repair and restore the Leased Premises, the Property or the Common Areas within ninety (90) days from the date of such damage.

(b) If the Building is totally destroyed or rendered wholly untenantable by fire or any other cause, this Lease shall terminate at the election of either party, written notice of such election to be given within thirty (30) days after the date of the damage; provided, however, Landlord may not terminate this Lease unless Landlord terminates the leases of all other tenants in the Building similarly situated to Tenant. In the event that neither party terminates this Lease, Landlord shall restore the Building to the condition in which it existed prior to the destruction within one hundred eighty (180) days from the date of the damage, and further, upon Landlord’s failure to complete such repairs, Tenant may elect to terminate this Lease.

(c) During any period of time prior to the completion of the repair and restoration of the Leased Premises, the Building or the Common Areas after damage by fire or any other cause, the Rent shall be abated on a pro rata basis from the date of the damage until the date of substantial completion of the repairs and restoration based on the proportion of the rentable area of the Leased Premises, the Building or the Common Areas that Tenant is unable to use during the repair period.

(d) Notwithstanding the foregoing, in the event (i) insurance proceeds are not available to the Landlord or (ii) insurance proceeds are inadequate to effect all of the repairs for which Landlord is obligated pursuant to the terms of this Lease, Tenant shall have the right to terminate this Lease in which event the Rent shall be apportioned and paid to the date of such damage.

(e) Notwithstanding anything to the contrary set forth in this Lease, in the event any such casualty of any portion of the Premises leaves Tenant not reasonably capable of using the Premises for its intended purposes, then all Rent (including any and all Additional Rent) shall abate during the period of restoration of such damage or casualty. Unless Landlord can complete any such repairs to the Leased Premises within one hundred eighty (180) days after the date of such casualty, Tenant, at its sole option, shall have the right to terminate this Lease with the obligation to pay any and all Rent (including Additional Rent) terminating as of the date of such casualty.

ARTICLE XIV

14.0 Eminent Domain

Section 14.1, If less than the whole but more than twenty percent (20%) of the Leased Premises, the or the Common Areas, including any parking area provided for Tenant’s use, shall be taken by condemnation or right of eminent domain, either party, upon written notice to the other, shall be entitled to terminate this Lease, provided that such notice is given not later than thirty (30) days after the receipt of notice of such taking, and the term of this Lease shall terminate on the day set forth in said notice of the election to terminate or if the Leased Premises, or such portion thereof, as to render the balance thereof (when reconstructed) unsuitable for purposes set forth in Article VIII, shall be taken by condemnation or right of eminent domain, Landlord shall, upon written notice to Tenant, be entitled to terminate this Lease, provided that such notice is given not later than sixty (60) days after the receipt of notice of such taking, and the term of this Lease shall terminate on the date set forth in said notice of Landlord’s election to terminate. Should any part of the Leased Premises be so taken or condemned, and should this Lease be not terminated in accordance with the foregoing provision, Landlord covenants and agrees within a reasonable time after such taking or condemnation expend so much as may be necessary of the net amount which may be awarded to Landlord in such condemnation proceedings in restoring the Leased Premises, to an architectural unit as nearly like their condition prior to such taking as shall be practicable subject however, to a reduction in size, if Landlord shall so, in its sole discretion, elect so to do. Should the net amount so awarded to Landlord be insufficient to cover the cost of restoring Leased Premises, as estimated by Landlord’s architect, Landlord may, but shall not be obligated to, supply the amount of such deficiency and restore the Leased Premises as the case may be, as above provided, with all reasonable diligence, or terminate this Lease. Where Tenant has not already exercised any right of termination accorded to it under the foregoing portion of this Section, Landlord shall notify Tenant of Landlord’s election not later than ninety (90) days after the final determination of the amount of the award.

Section 14.2 Landlord reserves to itself, and Tenant assigns to Landlord, all rights to damages accruing on account of any taking by condemnation or right of eminent domain or by reason of any act of any public or quasi public authority for which damages are payable Tenant agrees to execute such instruments of assignment as may reasonably be required by Landlord in any proceeding for the recovery of such damages, if requested by Landlord, and to turn over to Landlord any damages that may be recovered in such proceedings. It is understood and agreed, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages to Tenant for the unamortized cost of its trade furniture or fixtures, lost or reduced business, or moving expenses.

Section 14.3 In the event of any such taking of the Leased Premises, the Rent, or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated.

ARTICLE XV

15.0 Landlord’s Remedies

Section 15.1 It is covenanted and agreed that: (a) if Tenant shall neglect or fail to perform or observe any of the covenants, terms, provisions or conditions contained in this Lease and on its part to be performed or observed within thirty days after receipt by Tenant of notice of default, or such additional time as is reasonably required to correct any such default, except for payment of Base Rent, Additional Rent, or other payments required of Tenant, in which case said period shall be ten (10) business days after receipt by Tenant of notice of such failure, and no additional time shall be allowed to correct a default for failure to make such payment; or (b) if the estate hereby created shall be taken on execution or by other process of law; or (c) if Tenant shall be judicially declared bankrupt or insolvent according to law which involuntary proceeding is not dismissed within sixty (60) days; or (d) if any assignment shall be made of the property of Tenant for the benefit of creditors; or (e) if receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or (f) a petition shall be filed for the reorganization of Tenant under any provisions of the Bankruptcy Act now or hereafter enacted and such proceeding is not dismissed within ninety (90) days after it is begun; or (g) if Tenant shall file a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Act now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payments of debts, then, and in any of said cases (notwithstanding any license of any former breach of covenant or waiver of the benefit it hereof or consent in a former instance), Landlord lawfully may terminate the Lease. In the event the Leased Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting after deduction of all expenses incurred in reletting the Leased Premises (including, without limitation, remodeling costs, brokerage fees, and the like), and in collecting the rent in connection therewith. It is understood and agreed that at the time of termination or at any time thereafter Landlord shall use reasonable efforts to rent the Leased Premises, and for a term which may expire after the termination of the term of this Lease, without releasing TENANT from any liability whatsoever. It is expressly understood and agreed that in the event of any such reletting of the Leased Premises, Landlord shall be entitled to take into account with respect thereto all relevant factors which should be taken into account by a “sophisticated” developer of similar projects in obtaining a replacement Tenant for the Leased Premises, which factors shall include, but shall not be limited to, the nature of the commercial business being operated on Lyberty Way, Westford, Massachusetts, the type of operation proposed to be conducted by any such replacement Tenant and the financial responsibility and retail experience of such replacement Tenant. In addition thereto, to the extent permitted by law, in the event the rent proffered by a prospective Tenant shall be disproportionate to the rent payable for space on Lyberty Way, Westford, Massachusetts, then Landlord may refuse to rent such space.

In addition to the damages hereinbefore set forth as a result of Tenant‘s default, Tenant shall pay to Landlord, as damages, all expenses, including reasonable attorney’s fees incurred by Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord shall use reasonable efforts to mitigate any damage accruing as a result of a default by Tenant.

ARTICLE XVI

16.0 Miscellaneous Provisions

Section 16.1 Waiver: Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver of the non-complaining party of its rights hereunder. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by Landlord or Tenant to, or of any action by the other, requiring consent or approval, shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent similar act in the future.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount, with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any rights or remedies which Landlord may have against Tenant. No payment by Landlord, or acceptance by Tenant, of a lesser amount than shall be due from Landlord to Tenant shall be treated otherwise than as a payment on account. The acceptance by Tenant of a check for a lesser amount, with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Tenant may accept such check without prejudice to any rights or remedies which Tenant may have against Landlord.

Section 16.2 Covenant of Quiet Enjoyment. Tenant, subject to the terms and provisions of this Lease, on the payment or rent or upon the observing, keeping and performing all of the terms and provisions of this Lease on its part to be observed kept and performed, shall reasonably, lawfully, peaceably and quietly have, hold, occupy and enjoy the Leased Premises during the term hereof without hindrance or ejection by any persons lawfully claiming under Landlord; but it is understood and agreed that this covenant and any and all other covenants of the Landlord contained in this Lease shall be binding upon the Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective ownership of the Landlord interest hereunder.

Section 16.3 Delays. It is understood and agreed that in any case where either party hereto is required to do any act (other than make a payment of money), delays caused by or resulting for Act of God, war, civil commotion, fire or other casualty, labor difficulties, general shortages of labor, materials or equipment, governmental regulations or other causes beyond such party’s reasonable control shall not be counted in determining the time when the performance of such act must be completed, whether such time be designated by a fixed time, a fixed period of time or a “reasonable time”. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payment for delays in collection of such proceeds or awards. In addition thereto, with respect to any services to be furnished by Landlord to Tenant, Landlord shall, in no event, be liable for failure to furnish the same when prevented from so doing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise or reasonable diligence, to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond Landlord’s reasonable control, or for any cause due to any act or neglect of Tenant or its servants, agents, employees, licensees, or any person claiming by, through or under Tenant.

Section 16.4 Status Report. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgages, or the like, the then current status of performance hereunder, either party, on the written request of the other made from time to time, with ten (10) business days written notice, furnish a written statement on the status of any matter pertaining to this Lease including without limitation the execution of a so-called “estoppel certificate” in form and content as may be required by the party requesting the same that is consistent with the terms of this Lease.

Section 16.5 Notice to Mortgagee. After receiving written notice from any person, firm, or other entity, that it holds a mortgage which includes as a part of the mortgaged premises the Leased Premises, or a notice from Landlord, Tenant shall, so long as such mortgage is outstanding, be required to give to such holder the same notice as is required to be given to Landlord under the terms of this Lease, but such notice may be given by Tenant to Landlord and such holder concurrently. Tenant’s failure to provide such notice to the mortgage holder will not affect the validity of Tenant notice to Landlord or in any other way affect the terms of this Lease.

Section 16.6 Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease or the rents payable hereunder, conditioned in nature or otherwise, which assignment is made to the holder of the first mortgage on the Leased Premises, Tenant agrees that:

(a) the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, shall never be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by written notice sent to Tenant, specifically elect; and

(b) except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon the foreclosure of such holder’s mortgage and the taking of possession of the Leased Premises and its specific agreement to do so.

Section 16.7 Mechanic’s Lien. Tenant agrees immediately to discharge (either by payment or by filing of the necessary bond in the full amount of the lien, or otherwise) any mechanics’, materialmen’s or other lien against the Leased Premises and/or Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant in, upon or about the Leased Premises. Tenant agrees to defend the same and indemnify Landlord against any such claim.

Section 16.8 Tenant and Landlord warrant and represent to each other that, other than Omni Properties, LLC (Landlord’s agent) and NGFK (Tenant’s agent), they have not dealt with any broker in connection with the consummation of this Lease. Landlord agrees to pay each of the broker listed in this Section 16.8 in accordance with separate, brokerage agreement(s).

Section 16.9 Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 16.10 Provisions Binding, Etc. The words “Landlord” and “Tenant” and the pronouns referring thereto, as used in this Lease, shall mean, where the context requires or admits, and except as in this Lease expressly. provided otherwise, the persons named herein as Landlord and as Tenant, respectively, and their respective heirs, legal representatives, successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter. Except as in this Lease provided otherwise, the agreements and conditions in this Lease contained on the part of either party to be performed and observed shall be binding upon said party and its heirs, legal representatives, successors and assigns, and shall enure to the benefit of the other party and its heirs, legal representatives, successors and assigns. Each term and each provision of this Lease to be performed by Tenant or Landlord shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give written consent to a particular assignment as required by ARTICLE VIII hereof. If the entity which holds Landlord interest in this Lease shall be a Trust, then the obligations of Landlord shall be binding upon the Trustees of said Trust, as trustees and not individually and shall be binding upon the Trust estate.

Section 16.11 Governing Law. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

Section 16.12 Intentionally Deleted.

Section 16.13 Notices. Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or Tenant, such notice shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested or by courier service which renders a receipt upon delivery such as Federal Express or Express Mail:

If intended for Landlord, addressed to the address set forth on the first page on this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to it at the following mailing address (or to such other address or addresses as may from time to time hereinafter be designated by Tenant by like notice):

Attn: Chief Executive Officer Cynosure, Inc. 5 Carlisle Road Westford, MA 01886

with cc to:	Attn: General Counsel Cynosure, Inc. 5 Carlisle Road Westford, MA 01886

Section 16.14 When Lease Becomes Binding. Employees or agents of Landlord have not authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

Section 16.15 Paragraph Headings. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

Section 16.16 Lease Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be subject and subordinate to the lien of any present or future mortgage or mortgages and to any, and all advances to be made thereunder, and to the interest thereon upon the Leased Premises or any property of which the Leased Premises are a part, provided that Landlord agrees to use commercially reasonable efforts, upon written request by Tenant, to obtain a Subordination and Non-Disturbance Agreement from Landlord’s lender on a form customarily used by Landlord’s lender. Tenant agrees that it will, upon request of Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority.

Section 16.17 Hold Over by Tenant. In the event Tenant remains in possession of the Leased Premises after the termination of this Lease, without the execution of a new lease, Tenant, at the option of the Landlord, shall be deemed to be occupying said Leased Premises as a Tenant from month to month, subject to all other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month to month tenancy, except that during such holding over, the Rent shall be payable at a rate of 120% the rate in effect immediately prior to the expiration of the term.

Section 16.18 Cost and Expense. Wherever in this Lease provision is made for the doing of any act by any person, it is understood and agreed that said act shall be done by such person at its own cost and expense, unless a contrary intent is expressed.

Section 16.19 Authority. Landlord and the person executing this Lease on behalf of the Landlord represent and warrant that the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord and that this Lease is binding on Landlord in accordance with its terms. Tenant and the person executing this Lease on behalf of Tenant represent and warrant that the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.

Section 16.20 Extension Option

(a) Provided the obligations of Tenant under this Lease shall then be current and not in default beyond all applicable notice, grace or cure periods, and that Tenant is occupying the Leased Premises and paying rent, Tenant shall have the right, at its election, to extend the original term of this Lease through June 30, 2029 (the “Option Term”), commencing upon the expiration of the original term, provided that Tenant shall give Landlord written notice in the manner provided in Section 16.3 of the exercise of its election to so extend no fewer than nine (9) months prior to the expiration of the original term. The expression “the original term” means the period of years referred to in Section 2.1. Prior to the exercise by Tenant of said election to extend the original term, the expression “the term of this Lease” or “Term” or any equivalent expression shall mean the original term; after the exercise by Tenant of the aforesaid election, the expression “the term of this Lease” or “Term” or any equivalent expression shall mean the original term as extended by the Option Term.

Except as expressly otherwise provided in this Lease, all the agreements and conditions contained in this Lease shall apply to the additional period to which the original term shall be extended as aforesaid. If Tenant shall give written notice of the exercise of the election in the manner and within the time provided aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of the Landlord or written confirmation of receipt by Landlord.

(b). The annual Base Rent payable for each year during the Option Term shall be Market Rent as hereinafter provided. Market Rent for each year during the Option Term shall be determined in the manner set forth in Section 16.20 (c) below.

(c). If Tenant gives Landlord timely notice of its intention to extend the term of this Lease, then within thirty (30) thereafter, Landlord shall give Tenant written notice of the then applicable Market Rent, , for each year during the Option Term for the Leased Premises, based on similar space in the same geographic area (the “Market Rent”). Base Rent for the Option Term and each year of an Option Term shall be established as the Market Rent, but in no event shall Market Rent more than $12.00/rsf.

Section 16.21 Right of First Refusal/Right of First Offer: Tenant shall have an initial, one time, Right of First Refusal on all space that becomes available within the Building (the “Additional Space”) during the Lease Term, including all extensions (subject to any pre-existing rights of other tenants, if any) exercisable within ten (10) days from written notice by Landlord to Tenant of a signed Letter of Intent and bona fide offer to lease said Additional Space (the “Right of First Refusal”). Failure to exercise the Right of First Refusal within the time frame provided herein shall be deemed a waiver of said right.

In addition, provided that Additional Space becomes available within the Building prior to Landlord’s receipt of any offers that would be subject to the above paragraph pertaining to Tenant’s Right of First Refusal, Tenant shall have an initial, one time, “Right of First Offer” commencing upon the date that Landlord provides Tenant with written notice of the availability of the Additional Space (the “Right of First Offer Period”). Any offer made by Tenant to Landlord during the Right of First Offer Period must be for the entirety of the available space unless otherwise expressly agreed by Landlord in writing. Base Rent for the additional space shall be at the rate of the Base Rent paid by Tenant on the Leased Premises, but only for such period of time as remains under the Term (including any existing option periods) of the Leased Premises pursuant to this Lease Agreement. For avoidance of doubt, Landlord shall not be obligated to provide a specific Base Rent under this Right of First Offer for any period beyond the then current Term (and any existing option period) of the Leased Premises. During the Right of First Offer Period, Landlord may openly market the Additional Space, and solicit and accept any offer it receives, subject to the Tenant’s Right of First Refusal described above. The Right of First Offer Period shall terminate at anytime Landlord shall receive a bonafide offer to lease additional space from any third party.

Section 16.22 Landlord Default If Landlord is in default in the performance of any of Landlord’s obligations under the terms of this Lease, Tenant shall provide written notice to Landlord specifying the manner in which Landlord has failed to perform any such obligations. Landlord shall have thirty (30) days after written notice by Tenant to cure such failure (provided that if correction of any such matter reasonably requires longer than thirty (30) days, Landlord shall be allowed such longer period as is reasonably necessary).

Section 16.23 Counterparts. This Lease may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement Lease original and one and the same document. The parties agree that a facsimile or a scanned and e-mailed copy of this Lease will be treated as an original for all purposes.

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Signatures pages to follow

WITNESS the execution hereof in duplicate and under seal the day and year first above written.

WITNESS	LANDLORD:
Ryan Development LLC

	By:	/s/ Robert Walker
Robert Walker, Manager

WITNESS:	TENANT:
Cynosure, Inc.

	By:	/s/ Stephen J. Webber
Name: Stephen J. Webber
Title: Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer

EXHIBIT A

Leased Premises

SCHEDULE R

ATTACHED TO LEASE DATED

BETWEEN RYAN DEVELOPMENT LLC AS LANDLORD

AND CYNOSURE

AS TENANT

BASE RENT (EXCLUDING NNN)

Period	Annual amount	Monthly Amount
4/1/17-6/30/24	$204,645.00	$17,053.75

EXHIBIT C – PART L

“Landlord’s Construction Work”

Prior to April 1, 2017, Landlord shall perform the following improvements to the Premises in a good and workmanlike manner.

1)	Loading doors shall be delivered in good working order. Landlord shall realign as needed, install new weather striping and confirm loading doors are in proper working order;

2)	Separately metered utilities to be provided (600 amps/480 volts total feeds to be available to space);

3)	New ceiling mounted heat and AC split system in the space. One (1) ton per 350 s.f. of space capacity; and

4)	Sprinklers to be delivered as currently installed, in good working order.

“Tenant Improvements”

1)	Subject to Tenant’s Construction Allowance as provided in Section 5.1 of this Lease, all Tenant Improvements not specifically listed above shall be Tenant’s responsibility at Tenant’s sole cost and expense and the Leased Premises shall be delivered “As-Is”.

For an avoidance of doubt, Tenant is responsible for coordinating the following in connection with the Leased Premises:

1)	Furniture, appliances and equipment

2)	Telephone and Data (Verizon and Comcast available)

3)	Interior Cleaning Services

4)	Security Alarm wiring